                              THE DIANA CORPORATION
                       8200 W. Brown Deer Road, Suite 200
                               Milwaukee, WI 53223


                                                For Further Information Contact:
                                                               Richard Y. Fisher
                                                    (414) 355-0037, Ext. 202, or
                                                                   Tony Squeglia
                                                                  (818) 718-6000

              THE DIANA CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


     Milwaukee, WI, September 5, 1996, The Board of Directors of The Diana Corporation ("Diana" or "the Company") (NYSE:DNA) on September 3, 1996 adopted a Stockholder Rights Plan and declared a dividend of one Right on each outstanding share of Diana Common Stock. The dividend will be paid on September 16, 1996 to stockholders of record on September 16, 1996.

     Similar Rights Plans have been adopted by more than 1,000 public companies and are designed to enable all stockholders to realize the long term value of their investments.

     Until it is announced that a person or group has acquired 15% or more of Diana's Common Stock (an "Acquired Person") or commences a tender offer that will result in such person or group owning 15% or more of Diana's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one one-hundredth of a share of Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $120.

     Upon announcement that any person or group has become an Acquiring Person then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Diana Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Diana's Board of Directors, Diana is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of Diana's Common Stock, Diana's Board of Directors may, at its option, exchange one share of Common Stock or one one-hundredth of a share of Participating Preferred Stock for each Right.

     The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

     "The Rights Plan is not intended to and will not prevent a takeover of Diana at a full and fair price and it will not restrict consideration by Diana's Board of Directors of any offer on terms favorable to all stockholders, but is intended to protect the interests of stockholders in the event the Company is confronted with coercive or unfair takeover tactics," said Richard Y. Fisher, Chairman and President, The Diana Corporation. "Such tactics include a partial or two-tiered tender offer that does not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, or other abusive tactics. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares."

     "The Rights Plan does not in any way weaken Diana's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, it not taxable to Diana or its stockholders and will not change the way in which the Company's shares are traded."

     A letter to stockholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to stockholders.

     The Diana Corporation, through its subsidiaries, is a provider of telecommunications equipment for use in public switched telephone networks and for private data networks; a provider of telecommunications equipment to local and long distance carriers, system integrators, and interconnect companies; and a value-added distributor of customer premise equipment for use in digital networks for integrated voice and data communications. Diana also has an indirect subsidiary that distributes beef and food protein.